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NEWS RELEASE For Immediate Distribution	Company Contact: Jackie Cossmon 408-616-7220 ir@XenoPort.com

XenoPort Files Definitive Proxy Materials and Mails Letter to Stockholders

Urges Stockholders to Vote WHITE Proxy Card Today “FOR ALL” XenoPort Director Nominees

SANTA CLARA, Calif. – April 22, 2014 – XenoPort, Inc. (Nasdaq: XNPT) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with the Company’s 2014 Annual Meeting of Stockholders. Clinton Relational Opportunity Master Fund L.P. and its affiliates (“Clinton”), which reportedly hold approximately 1.8% of the Company’s common stock, have provided notice of their intent to nominate three candidates to stand for election to XenoPort’s Board of Directors and to submit other proposals for consideration at the Annual Meeting.

In conjunction with the definitive proxy filing, the Company is mailing a letter to stockholders urging them to vote “FOR ALL” of XenoPort’s nominees to the Board of Directors. Highlights of the letter include:

•	XenoPort’s Board of Directors is committed to realizing the full potential of XenoPort’s assets and to enhancing stockholder value;

•	XenoPort is committed to optimizing the value of XP23829 for all XenoPort stockholders;

•	XenoPort is making progress commercializing HORIZANT® (gabapentin enacarbil) Extended-Release Tablets;

•	XenoPort has the right Board and team in place to execute its strategy and deliver long-term value for all XenoPort stockholders;

•	The XenoPort Board of Directors is committed to doing what is in the best interest of all XenoPort stockholders;

•	Clinton’s nominees add no relevant skills or experience that is not already represented on the XenoPort Board; and

•	Furthermore, if elected, the Clinton nominees may pursue plans that could undermine the Board’s goal of enhancing value for all XenoPort stockholders.

The full text of the letter follows:

VOTE “FOR ALL” OF THE XENOPORT NOMINEES TO THE BOARD

ON THE WHITE PROXY CARD TODAY.

April 22, 2014

Dear Fellow XenoPort Stockholder:

We are writing to you today regarding XenoPort’s upcoming 2014 Annual Meeting of Stockholders, which will be held on June 11, 2014. At this meeting, you will be asked to make important decisions regarding the composition of the Board of Directors and the future of your investment in XenoPort.

As you may be aware, Clinton Relational Opportunity Master Fund, L.P. and its affiliates (“Clinton”) reportedly hold approximately 1.8% of XenoPort’s common stock and began buying and selling XenoPort shares in June 2013. Clinton is now seeking to replace three members of your Board of Directors with three of its own hand-picked nominees. It is also proposing to present ten additional stockholder proposals at the meeting.

Your XenoPort Board of Directors carefully considered the director nominees put forth by Clinton. The composition of your Board of Directors is something XenoPort takes very seriously, as the experience and expertise of its directors have been, and will continue to be, an important part of XenoPort’s ability to achieve its strategic objectives. Indeed, under the leadership and guidance of your Board of Directors and management team, XenoPort is executing a strategy that we believe will enable us to enhance stockholder value and realize the full potential of XenoPort’s assets.

LET’S SET THE RECORD STRAIGHT.

The XenoPort Board of Directors is comprised of nine highly-qualified and proven leaders, including eight independent directors. Your Board of Directors is active, engaged and focused on stockholder value. We believe your Board of Directors has the skills and expertise necessary to oversee the execution of XenoPort’s strategic plans. In contrast, we believe Clinton’s nominees add no experience or expertise that is not already represented on your Board of Directors or that is specifically relevant to XenoPort.

Accordingly, your Board of Directors unanimously recommends that you vote the enclosed WHITE proxy card today “FOR ALL” of XenoPort’s nominees: Ronald W. Barrett, Ph.D., Jeryl L. Hilleman and Wendell Wierenga, Ph.D., “FOR” Proposals 2 through 4 and 9 through 14 and “AGAINST” Clinton Proposals 5 through 8.

Your vote is very important. We encourage you to make your voice heard by voting online, by telephone or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

YOUR BOARD OF DIRECTORS IS COMMITTED TO REALIZING THE FULL POTENTIAL OF

XENOPORT’S ASSETS AND TO ENHANCING STOCKHOLDER VALUE.

The XenoPort Board of Directors and management team are committed to enhancing stockholder value. We believe that we are executing a plan that will enable us to achieve this goal. This two-pronged plan includes:

•	Advancing the development of XP23829, a potential treatment for psoriasis and/or relapsing forms of multiple sclerosis (MS); and

•	Building value in and commercializing HORIZANT® (gabapentin enacarbil) Extended-Release Tablets.

We are making meaningful progress on these initiatives, as discussed below.

WE ARE COMMITTED TO OPTIMIZING THE VALUE OF XP23829

FOR ALL XENOPORT STOCKHOLDERS.

We have completed a number of preclinical studies with our XP23829 product candidate, including three 13-week toxicology studies in animals and three Phase 1 human clinical trials. The Phase 1 data has demonstrated favorable pharmacokinetic and pharmacodynamic effects and reinforces our strong belief in the potential of this product candidate.

We are preparing to initiate a Phase 2 clinical trial in patients with moderate-to-severe plaque psoriasis by mid-2014. We hope to establish optimal dosing of XP23829 in the planned Phase 2 psoriasis trial and use this information for dose selection for potential Phase 3 clinical trials in psoriasis and/or relapsing forms of MS.

Earlier this year, we successfully conducted a public offering of XenoPort common stock. This offering netted proceeds to XenoPort of approximately $77.4 million. While these funds will help support our XP23829 development efforts, it would be wrong to imply that a simple increase in funding will accelerate development, which is a step-wise and regulated process.

Moving successfully through the drug development and regulatory review process also requires experience and technical expertise. To further bolster XenoPort’s strong management team, we welcomed Richard Kim, M.D., last July as Vice President of Medical Affairs. In recognition of his contributions, Dr. Kim was appointed Senior Vice President, Clinical Development and Medical Affairs and Chief Medical Officer earlier this year. Dr. Kim brings to XenoPort more than a decade of experience in both clinical development and medical affairs, including serving as vice president of clinical development and head of the MS therapeutic area at Elan Pharmaceuticals, plc.

In addition to initiating the planned psoriasis Phase 2 trial, we continue to engage in discussions with potential partners regarding the development and commercialization of XP23829.

WE ARE MAKING PROGRESS COMMERCIALIZING HORIZANT.

We are encouraged by the progress made in our commercialization efforts for HORIZANT, an FDA-approved treatment for moderate-to-severe primary restless legs syndrome (RLS) in adults and for the management of postherpetic neuralgia (PHN) in adults.

We began our promotional efforts for HORIZANT in June 2013 after re-acquiring the rights in May because we did not believe that our prior partner was realizing HORIZANT’s market potential. The results of our promotional efforts in the first two full quarters since we re-acquired HORIZANT’s rights demonstrate that our confidence in HORIZANT’s potential is justified, and that the prior commercial performance of HORIZANT is not representative of its full market potential. For example:

•

Despite a product stock-out immediately prior to XenoPort’s re-acquisition that resulted in a one-month delay of our commercial launch of HORIZANT and a decrease in prescriptions filled to near zero, both the total number and the trajectory of growth of prescribed tablets have achieved all-time highs. We accomplished these results within six months and by applying substantially fewer resources than the prior partner. In particular, we have achieved all-time high sales of HORIZANT through an active promotional program and a targeted sales team of 40 representatives as contrasted with minimal promotion and almost 300 sales representatives that were used by the prior partner.

•	Under XenoPort’s commercialization efforts, the nationwide HORIZANT prescribed pill counts for the fourth quarter ended December 31, 2013, increased by 27% over the third quarter ended September 30, 2013.

•	In looking at just the targeted territories where XenoPort is actively promoting HORIZANT, total prescribed pills for the fourth quarter of 2013 increased by 39% compared to the third quarter of 2013. This compares to no growth in non-promoted territories.

•	In the fourth quarter of 2013, HORIZANT’s net sales were $2.7 million, a 34% increase compared to the third quarter of 2013, which was the first full quarter of XenoPort’s commercialization of HORIZANT.

Given these results and the positive feedback we continue to receive from physicians who prescribe HORIZANT, we believe our targeted educational efforts have already increased the value of this asset to XenoPort stockholders.

At the same time, your Board of Directors and management team are closely monitoring the progress of our HORIZANT commercialization strategy. We continue to engage in discussions with new potential partners, and we will adjust our plans as appropriate to ensure that we meet our goal of maximizing HORIZANT’s value and its contribution to increasing stockholder value.

XENOPORT HAS THE RIGHT BOARD AND TEAM IN PLACE TO EXECUTE ITS STRATEGY

AND DELIVER LONG-TERM VALUE FOR ALL XENOPORT STOCKHOLDERS.

The XenoPort Board of Directors is comprised of nine highly-qualified and proven leaders, including eight independent directors and XenoPort’s Chief Executive Officer, Ronald W. Barrett, Ph.D.

Your Board of Directors is active and engaged. In 2013, your Board of Directors held 22 Board meetings in its efforts to oversee the Company’s strategy, drive results and enhance stockholder value.

Your Board has the expertise needed to ensure XenoPort continues executing on its goals. This includes experience in:

•	Leading other biotechnology and pharmaceutical companies with three independent members of your Board serving as Chief Executive Officer of other successful biopharmaceutical companies;

•	Biopharmaceutical operations, strategic planning and oversight, research and product development, manufacturing, regulatory, compliance, sales and marketing, risk oversight, and quality;

•	Investing in, partnering and growing healthcare companies;

•	Finance, auditing, accounting and investment banking in the life science and healthcare industries; and

•	Developing fund raising and capital allocation strategies, and in evaluating and setting compensation and corporate governance policies and practices.

This broad-based and relevant expertise is reflected in the Company’s nominees for election:

•	Dr. Barrett has more than 20 years of executive management experience in the pharmaceutical industry. As a founder and Chief Executive Officer of the Company, Dr. Barrett’s leadership and strategic direction have led to XenoPort’s discovery and development of numerous novel product candidates and have enabled XenoPort to evolve from a pure research-based company to an integrated pharmaceutical company with full development and commercialization capabilities. For example, Dr. Barrett was an instrumental contributor to the FDA approval of HORIZANT and directed the recent re-acquisition and commercial re-launch of this product. In addition, he oversaw the efforts that led to the discovery of XP23829 and continues to play a key role in devising and executing the clinical development strategy for this compound.

•	Ms. Hilleman, Chair of XenoPort’s Audit Committee, has over 30 years of finance, marketing and investment expertise and an impressive history of executive leadership with over 20 years of service as Chief Financial Officer of both private and public companies, including taking four companies public. Ms. Hilleman’s considerable expertise in strategic corporate finance and accounting allows her to provide significant guidance and direction to XenoPort in relation to its finance, compliance and auditing needs. For example, Ms. Hilleman’s experience was invaluable in working with our independent accounting firm and the SEC to successfully navigate through the complex accounting rules associated with the re-acquisition of HORIZANT. As a result of this work, as well as her support on XenoPort’s ongoing accounting and financial compliance needs, Ms. Hilleman possesses important knowledge of XenoPort’s financials that no replacement as Audit Chair could provide.

•	Dr. Wierenga brings a vast wealth of experience with over 40 years of successful leadership of pharmaceutical and biopharmaceutical companies, including executive leadership of pharmaceutical research, clinical development and regulatory functions for a number of national and multi-national corporations, as well as past and current service on the Boards of Directors for several successful publicly-traded biopharmaceutical companies, including Santarus, Inc., which was recently acquired by Salix Pharmaceuticals, Inc. for $2.6 billion, and Onyx Pharmaceuticals, Inc., which was acquired last year by Amgen Inc. for over $10 billion. In his career, Dr. Wierenga has participated in the submission of over 70 Investigational New Drug applications and the filing of 16 New Drug Applications/Biologics License Applications, which have led to the launch of 16 FDA-approved drug products including LIPITOR, NEURONTIN and most recently UCERIS. As a valued member of XenoPort’s Board of Directors for 13 years, he has substantial experience with the development of the Company’s long-term strategies that have led to our XP23829 development program as well as to the commercialization of HORIZANT.

We are confident that XenoPort’s Board of Directors and leadership team, led by Dr. Barrett, have the depth and diversity of skills and expertise needed to continue executing the Company’s strategy and to further enhance stockholder value.

YOUR BOARD OF DIRECTORS IS COMMITTED TO DOING WHAT IS IN THE BEST

INTERESTS OF ALL XENOPORT STOCKHOLDERS.

The XenoPort Board of Directors and management team appreciate and welcome stockholder input regarding the Company. We take the views of our stockholders seriously and have discussions with them on a regular basis.

We have also had numerous conversations with Clinton over the past months. Despite our efforts to work constructively with Clinton to avoid a costly and disruptive proxy contest, no resolution was reached. We are prepared to continue to engage with Clinton as a stockholder, as we do with all of our stockholders. We are disappointed, however, that Clinton has chosen this path and question whether Clinton is truly interested in serving the interests of ALL XenoPort stockholders.

CLINTON’S NOMINEES ADD NO RELEVANT SKILLS OR EXPERIENCE THAT IS NOT

ALREADY REPRESENTED ON THE XENOPORT BOARD.

FURTHERMORE, IF ELECTED, THE CLINTON NOMINEES MAY PURSUE PLANS THAT

COULD UNDERMINE YOUR BOARD’S GOAL OF ENHANCING VALUE FOR ALL

XENOPORT STOCKHOLDERS.

Your Board of Directors regularly reviews the composition of XenoPort’s Board and leadership team to ensure that it maintains the right mix of skills and experience to achieve XenoPort’s goals. To that end, in addition to Dr. Kim as discussed above, three new, highly-qualified directors have joined XenoPort’s Board over the past five years. We do not believe any change to the composition of XenoPort’s Board or leadership, as suggested by Clinton, is necessary to achieve our goals at this time.

Your Board of Directors already has deep biopharmaceutical, pharmaceutical and commercialization expertise, as well as experience in finance and accounting and corporate governance matters. We believe that replacing your directors with Clinton’s nominees would remove expertise and experience that is critical to the continued execution of the Company’s strategic plans.

Based on Clinton’s public statements, we are also concerned that if Clinton’s nominees are elected, they may pursue plans, including immediately discontinuing the commercialization of HORIZANT, which would be contrary to the interests of all XenoPort stockholders and may short circuit XenoPort’s ability to maximize the overall potential of this asset.

PROTECT YOUR INVESTMENT - VOTE THE WHITE PROXY CARD TODAY.

Your Board of Directors is committed to driving stockholder value and believes that it has the right team in place to realize the full potential of XenoPort’s assets.

We urge you to protect your investment by voting the enclosed WHITE proxy card today “FOR ALL” of XenoPort’s nominees: Ronald W. Barrett, Ph.D., Jeryl L. Hilleman and Wendell Wierenga, Ph.D., “FOR” Proposals 2 through 4 and 9 through 14 and “AGAINST” Clinton Proposals 5 through 8.

On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

/s/ Ronald W. Barrett, Ph.D. Ronald W. Barrett, Ph.D.	/s/ John G. Freund, M.D. John G. Freund, M.D.
Chief Executive Officer	Lead Independent Director

Forward-Looking Statements

This communication contains “forward-looking” statements, including, without limitation, all statements related to the potential value of XenoPort’s assets and XenoPort’s ability to achieve its goal of enhancing stockholder value through the execution of its strategic plan, including all statements related to the commercial and value opportunity for HORIZANT and the suitability of XP23829 as a potential treatment for psoriasis or relapsing forms of MS; XenoPort’s ability to build value in HORIZANT through, and the potential of, its targeted educational efforts; XenoPort’s current strategy for advancing the XP23829 clinical development program, including the initiation or conduct of planned or potential future clinical trials and the timing thereof, including XenoPort’s expectations with respect to a potential Phase 3 development program for XP23829; potential partnering efforts for XP23829 and/or HORIZANT; and other statements that are not historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “hope,” “may,” “plan,” “potential,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful; XenoPort’s ability to successfully advance XP23829 development and to conduct or initiate clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s review process and other regulatory requirements, including the risk that FDA action, including with respect to the investigational new drug application for XP23829, would delay or prevent the initiation of future clinical trials of XP23829; XenoPort’s need for and the availability of resources to develop XP23829 and to support XenoPort’s operations; XenoPort’s dependence on future collaborative partners; the uncertain therapeutic and commercial value of HORIZANT and XP23829; as well as risks related to future opportunities and plans, including the uncertainty of future operating results. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 28, 2014. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

If you have any questions, require assistance with voting your WHITE proxy card or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

Important Additional Information and Where to Find It

XenoPort, Inc., its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with XenoPort’s 2014 Annual Meeting of Stockholders. XenoPort has filed with the SEC and provided to its stockholders a definitive proxy statement and a WHITE proxy card in connection with such solicitation. XENOPORT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of XenoPort’s directors and executive officers and their respective interests in XenoPort by security holdings or otherwise is set forth in XenoPort’s definitive proxy statement for the 2014 Annual Meeting of Stockholders, filed with the SEC on April 22, 2014, including Appendix B thereto.

The definitive proxy statement (and amendments or supplements thereto) and the accompanying WHITE proxy card, and any other relevant documents and other material filed by XenoPort with the SEC, are or will be available for no charge at the SEC’s website at www.sec.gov and at XenoPort’s investor relations website at http://investor.xenoport.com/index.cfm. Copies may also be obtained free of charge by contacting XenoPort Investor Relations by mail at 3410 Central Expressway, Santa Clara, California 95051 or by telephone at (408) 616-7200.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for psoriasis and relapsing forms of MS. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort’s pipeline of product candidates also includes potential treatments for patients with spasticity related to spinal cord injury and Parkinson’s disease. To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

XNPT2G

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